                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                             MIKASA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                  MIKASA, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 27, 1998

                            ------------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of Mikasa, Inc. (the "Company") will be held at the Long Beach Hyatt Regency Hotel, 200 South Pine Avenue, Long Beach, California 90802, on May 27, 1998, at 2:00 p.m. for the following purposes:

    1.  To elect two directors, each to serve a three-year term;

    2.  To approve the Mikasa, Inc. 1998 Long-Term Stock Incentive Plan; and

    3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed April 3, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors

                                          JOSEPH S. MUTO
                                          SECRETARY

Long Beach, California
April 22, 1998

                                  MIKASA, INC.
                           20633 SOUTH FORDYCE AVENUE
                          LONG BEACH, CALIFORNIA 90810
                                 (310) 886-3700

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

GENERAL

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Mikasa, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 27, 1998, at the Long Beach Hyatt Regency Hotel, 200 South Pine Avenue, Long Beach, California 90802, and at any and all adjournments thereof.

    This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 22, 1998. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's Common Stock as of April 3, 1998, will be entitled to vote at the Annual Meeting. On April 3, 1998, there were outstanding 18,370,945 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

    Assuming a quorum is present, the affirmative vote of a plurality of the votes cast will be required for the election of directors, and the affirmative vote of a majority of the votes cast will be required for the approval of Proposal 2 and to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions is included. Abstentions with respect to any proposal are counted as "shares present" and have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

REVOCABILITY OF PROXIES

    Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

    The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Two directors are to be elected at the Annual Meeting to hold office for a term of three years expiring at the third succeeding Annual Meeting. Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

NAME                                                     PRINCIPAL OCCUPATION                           AGE
---------------------------------  -----------------------------------------------------------------  -------
NOMINEES FOR TERMS OF OFFICE EXPIRING IN THREE YEARS

GEORGE T. ARATANI................  Mr. Aratani has served as Chairman Emeritus of the Board of           80
                                     Directors of the Company since December 1993. Prior to that time, he was Chairman of the Board. Mr. Aratani became Chief
                                     Executive Officer and a director of the Company in 1939 and served as Chief Executive Officer until 1976.

ANTHONY F. SANTARELLI............  Mr. Santarelli has served as a director of the Company since          55
                                     December 1993 and as Executive Vice President--Operations since
                                     1990. Mr. Santarelli joined the Company in 1970.

DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN ONE YEAR

RAYMOND B. DINGMAN...............  Mr. Dingman was named Chief Executive Officer of the Company in       52
                                     August 1996. He has also served as President, Chief Operating
                                     Officer and a director of the Company since December 1993, was
                                     Chief Financial Officer of the Company from December 1993 until
                                     May 1995 and was Executive Vice President and Controller of the
                                     Company from 1990 until December 1993.

NORMAN R. HIGO...................  Mr. Higo has served as a director of the Company since 1985. He       59
                                     retired from the Company as an officer effective November 1,
                                     1995 and served as a consultant to the Company through February
                                     1997. Mr. Higo had served as Executive Vice President and
                                     Treasurer since 1985, as President and Chief Operating
                                     Officer--International Operations since December 1993 and as
                                     Secretary of the Company from 1985 until September 1994.

MICHAEL LAX......................  Mr. Lax has served as a director since February 1995. Since 1965,     68
                                     he has been President of Michael Lax Associates, Inc., an
                                     industrial design firm. Mr. Lax's designs are included in the permanent collections of The Museum of Modern Art (New York
                                     City), The Musee des Arts Decoratifs de Montreal and the Denver
                                     Art Museum.

NAME                                                     PRINCIPAL OCCUPATION                           AGE
---------------------------------  -----------------------------------------------------------------  -------
DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN TWO YEARS

ALFRED J. BLAKE..................  Mr. Blake was named Chairman of the Board of the Company in           60
                                     December 1993. From 1976 until August 1996, he served as Chief
                                     Executive Officer. He has served as a director since 1976 and was also the Company's President from 1976 until December 1993.
                                     Mr. Blake joined the Company in 1965.

ROBERT H. HOTZ...................  Mr. Hotz was elected a director of the Company in August 1994.        53
                                     Since 1991, Mr. Hotz has been a Managing Director at SBC
                                     Warburg Dillon Read Inc. From 1968 to 1991, he was employed by
                                     Smith Barney Inc. where he last served as a Senior Executive
                                     Vice President. Mr. Hotz is also a director of Universal Health
                                     Services, Inc. and SBC Warburg Dillon Read Inc.

JOSEPH S. MUTO...................  Mr. Muto has served as a director of the Company since 1985. He       55
                                     was appointed Secretary and General Counsel of the Company in
                                     September 1994. Prior to joining the Company, Mr. Muto was a partner in the law firm of Kelley Drye & Warren LLP in Los
                                     Angeles, California.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Audit Committee is currently comprised of Messrs. Hotz and Lax. It is responsible for advising the Board of Directors in connection with the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee held two meetings in 1997.

    The Compensation Committee, currently comprised of Messrs. Hotz and Lax, oversees the Company's executive officer compensation program, including the grant of bonuses, reviews the Company's retirement and employee benefit plans and administers the Mikasa, Inc. Long-Term Incentive Plan. The Compensation Committee held one meeting in 1997.

    The Board of Directors does not have a Nominating Committee.

    The Board of Directors held three meetings during 1997. None of the incumbent directors attended fewer than 75% of the Board meetings and committee meetings of which he was a member, except that Mr. Aratani did not attend one Board meeting in July 1997. The Board of Directors has an Executive Committee which is comprised of Messrs. Blake, Dingman and Santarelli. The members of the Executive Committee confer on a regular basis between meetings of the Board of Directors with respect to major policy and significant business and operational decisions with respect to the Company.

DIRECTORS' COMPENSATION

    Non-employee directors receive $15,000 annually, payable quarterly, as compensation for serving on the Board of Directors, plus $500 for each Board meeting attended and $500 for each Committee meeting attended held other than in conjunction with a regular Board Meeting. Non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings. Eligible non-employee directors participate in the Non-Employee Directors Stock Option Plan (the "Directors Plan") which provides for automatic grants of options to non-employee directors. Former employees are not eligible to participate in the Directors Plan. Under the Directors Plan, each eligible non-employee director who has been elected or who is continuing as a member of the Board of Directors is granted an option to purchase 2,500 shares of the Company's Common Stock on the date of each Annual Meeting of the Company's stockholders. Options are granted at 100% of the fair market value of the Company's Common Stock on the grant date and have a term of ten years. Option grants vest 50% on the first anniversary of the grant date and in full on the second anniversary of the grant date. Messrs. Hotz and Lax were the only Directors eligible to participate in the Directors Plan in 1997.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation of the Chief Executive Officer, the Chairman of the Board and each of the two other executive officers (the "Named Executive Officers") for each of the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                               ANNUAL COMPENSATION       SECURITIES
                                                             ------------------------    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR  SALARY($)      BONUS($)     OPTIONS(#)    COMPENSATION($)(1)
-----------------------------------------------------  ----  ----------     ---------   ------------   -------------------
Raymond B. Dingman...................................  1997     356,700       200,000     50,000               2,375
 Chief Executive Officer, President and                1996     318,000       220,000    300,000               2,375
 Chief Operating Officer                               1995     318,000       225,000     47,500               2,310

Alfred J. Blake......................................  1997     356,700       200,000     50,000                   0
 Chairman of the Board                                 1996     397,630       220,000     50,000                   0
                                                       1995     454,700       245,000     47,500                   0

Anthony F. Santarelli................................  1997     254,800       200,000     50,000                   0
 Executive Vice President--Operations                  1996     231,440       195,000     50,000                   0
                                                       1995     231,440       200,000     40,000                   0

Brenda W. Flores(2)..................................  1997     111,300        55,000     10,000               1,670
 Vice President and Chief Financial                    1996     107,000        70,000     20,000               2,210
 Officer                                               1995     100,400        70,000     12,500               1,875

------------------------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) Ms. Flores, age 44, has been the Chief Financial Officer of the Company since May 1995 and a Vice President since December 1993. Ms. Flores was Chief Accounting Officer and Controller from December 1993 to May 1995 and was Director of Accounting from April 1986 to December 1993.

    The Company entered into an Employment and Consulting Agreement, dated August 6, 1996, with Mr. Blake (the "Employment Agreement"). Under the Employment Agreement, Mr. Blake agreed to serve as Chairman of the Board for a two-year period at an annual base salary established by the Board of Directors (which, for 1997, was $356,700) plus benefits and executive perquisites consistent with Company policy, subject to upward adjustments. After such two-year period, Mr. Blake would serve as a consultant for six years for an annual payment of $200,000. During and for two years after such consulting period, Mr. Blake agreed not to compete with the Company in any country where the Company does significant business.

    The following table sets forth grants of stock options during the fiscal year ended December 31, 1997 to the Named Executive Officers. No stock appreciation rights were granted to, and no stock options were exercised by, any Named Executive Officers during fiscal 1997.

                       OPTION GRANTS FOR FISCAL YEAR 1997

                                                                                              POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS                     VALUE AT ASSUMED ANNUAL
                                    ------------------------------------------------------    RATES OF STOCK PRICE
                                                   % OF TOTAL                               APPRECIATION FOR OPTION
                                                  OPTION GRANTS    PER SHARE                        TERM(2)
                                      OPTIONS    TO EMPLOYEES IN   EXERCISE    EXPIRATION   ------------------------
                                    GRANTED(1)     FISCAL 1997    PRICE($/SH)     DATE        5%($)        10%($)
                                    -----------  ---------------  -----------  -----------  ----------  ------------
Raymond B. Dingman................      50,000          15.15%     $   14.00     12/15/07   $  440,223  $  1,115,618
Alfred J. Blake...................      50,000          15.15          14.00     12/15/07      440,223     1,115,618
Anthony F. Santarelli.............      50,000          15.15          14.00     12/15/07      440,223     1,115,618
Brenda W. Flores..................      10,000           3.03          14.00     12/15/07       88,045       223,124

------------------------

(1) These options were granted under the Company's Incentive Plan with ten year terms. Options vest at the rate of 50% one year from the date of grant and the remaining 50% two years from the date of grant.

(2) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise); there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

DEFINED BENEFIT PENSION PLAN

    The following table shows the estimated annual retirement benefits that would be payable under the Company's Defined Benefit Pension Plan, assuming retirement at age 65.

                               PENSION PLAN TABLE

                                                                           YEARS OF CREDITED SERVICE
                                                             -----------------------------------------------------
COMPENSATION                                                    15         20         25         30         35
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$235,840...................................................  $  82,020  $  84,250  $  85,587  $  86,479  $  87,116
 225,000...................................................     78,860     80,803     81,968     82,745     83,300
 200,000...................................................     71,573     72,853     73,620     74,132     74,498
 175,000...................................................     64,285     64,903     65,273     65,520     65,696
 150,000...................................................     56,786     56,786     56,786     56,786     56,786
 125,000...................................................     46,848     46,848     46,848     46,848     46,848

    Compensation covered by the Company's Defined Benefit Pension Plan includes the employee's base salary and annual bonus, if any, which is the same as the compensation disclosed in the Salary and Bonus columns of the Summary Compensation Table, subject to the limitation on maximum compensation which may be considered in computing benefits under qualified pension plans as set by the Internal Revenue Service each year. The above table takes into account the effect of the drop in maximum allowable compensation from $235,840 in 1993 to $150,000 in 1994 and a rounded cost of living adjustment thereafter. The maximum allowable compensation for the 1998 plan year is $160,000. Benefits are determined on the basis of a participant's years of service and compensation during the employee's highest compensated five consecutive years of employment. The benefits set forth in the table are computed on a straight-life annuity basis, assuming retirement at age 65, and are subject to an offset for Social Security benefits. As of December 31, 1997, Mr. Blake was credited with 29 years of service, Mr. Dingman was credited with 24 years of service, Mr. Santarelli was credited with 26 years of service and Ms. Flores was credited with 11 years of service. The covered compensation of all of the Named Executive Officers is presently at the Internal Revenue Service limitation described above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During 1997, the Compensation Committee, which is currently comprised of Messrs. Hotz and Lax, made compensation decisions for the Company's executive officers, except with respect to the granting of options under the Mikasa, Inc. Long-Term Incentive Plan (the "Incentive Plan") which grants were made by the full Board of Directors based on the recommendations of the Compensation Committee. The policy of the Committee is that the compensation programs for executive officers should be effective to attract and retain key executives responsible for the success of the Company and should be administered for the long-term interests of the Company and its stockholders. The Company endeavors to align total compensation for senior executives with Company performance.

    The Committee considers various indicators of corporate and individual performance in determining compensation for executive officers. The Committee also evaluates executive officer compensation in light of available information regarding executive salary levels paid by selected competitors and other available information regarding industry compensation practices that is available to the Committee. However, the Committee does not target a specific company or compensation percentile range within the peer group. The Committee's overall determinations are subjective; it does not apply any specific formula in making compensation decisions.

    BASE SALARY. For 1997, the Committee increased annual base salary levels from the levels in effect in 1996 as reflected in the Summary Compensation Table.

    ANNUAL BONUS. Executive officers, including the Chief Executive Officer, and other management personnel are eligible to receive an annual bonus. The bonus pool for 1997 benefitted approximately 80 participants within the management of the Company. In late 1997, the Chief Executive Officer made recommendations to the Committee regarding the size of the bonus pool and individual bonuses for the year for all executive officers except himself. The Committee determined the size of the 1997 bonus pool based on its review of the Company's overall performance during 1997 and the Chief Executive Officer's recommendation. The Committee awarded individual bonuses based upon a consideration of its general compensation policies and criteria and its subjective judgment with respect to the performance of the Company during the relevant period and the performance of the participant in relation to the level of responsibility of the participant.

    LONG-TERM INCENTIVE AWARDS. The Company's Incentive Plan permits awards to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights and other stock awards. The Board of Directors believes that the Incentive Plan encourages key personnel of the Company to increase their interest in the Company's long-term success, thus better linking employee and stockholder interests, and motivates executive officers to make long-term decisions which are in the best interest of the Company and that will, over the long run, generate the best return to stockholders. In December 1997, the Board granted stock option awards to executive officers pursuant to the Incentive Plan for their performance during 1997. The grants were based upon the Board's consideration of the Company's general compensation policies and criteria, as explained above, and its subjective judgment with respect to the performance of the Company during the relevant period and the performance of the participant in relation to the level of responsibility of the participant. The Board also considered existing stock holdings of individual executive officers when making such grants.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee increased Mr. Dingman's base salary in 1997 to $356,700, taking into account his increasing level of responsibility, his relocation to the East Coast at the request of the Company and other factors. Near year end, the Committee awarded a bonus of $200,000 to Mr. Dingman pursuant to the Company's annual bonus program.

    During the year, the Board of Directors elected to award Mr. Dingman options to purchase 50,000 shares of Common Stock. The Board concluded that a substantial portion of Mr. Dingman's compensation should be dependent upon an increase in stockholder value over the current levels and that the Board looked to Mr. Dingman for leadership in achieving such increase. The award of options to Mr. Dingman was made with respect to performance in 1997.

    The factors considered by the Committee and the Board of Directors in making these compensation decisions with respect to 1997 included (i) growth in net sales and earnings over the prior year, (ii) marked growth in net income per share, as well as an increase in stock value, over 1996 levels. (iii) the substantial increase in the number of Company-owned stores under management,
(iv) an increased presence in Canada, and substantial contribution to increased international net sales, resulting from the opening of two additional Company-owned stores, (v) progress on the planned opening of a new distribution center, (vi) a broadening of the Company's product line, (vii) the completion of a $60 million debt financing, (viii) reduced levels of cash flow from operations and (ix) disappointing results in retail accounts.

    POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(m). In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m).
Section 162(m) and the regulations thereunder place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. Awards pursuant to the Company's Long-Term Incentive Plan in 1997 generally should qualify as "performance-based compensation." The Board of Directors plans to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

                                          Robert H. Hotz
                                          Michael Lax

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Hotz is a Managing Director and a Director of SBC Warburg Dillon Read Inc., which investment banking firm acted as financial adviser to the Company in 1997.

                              CERTAIN TRANSACTIONS

    Mr. Blake and Mr. Santarelli are the partners of Main Street Associates, a general partnership. The Company leases from Main Street Associates its factory store premises located at 93-95 Main Street, Flemington, New Jersey. The lease currently provides for annual lease payments in the amount of $144,998 and has a term of ten years expiring in August 1999 with no renewal options. The lease is upon terms which management believes were comparable to those prevailing in arms-length transactions for similar leases at the time of its execution. Mr. Santarelli was not a director of the Company at the time this lease was approved.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock from May 25, 1994, when the Company went public, to December 31, 1997 with the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index is comprised of Bed Bath & Beyond, Inc., The Bombay Company, Inc., General Housewares Corporation, Lechters, Inc., Libbey Inc., Lifetime Hoan Corporation, Newell Companies, Oneida Ltd., Pier 1 Imports, Inc., Waterford Wedgwood plc. (ADR) and Williams-Sonoma, Inc. The graph assumes a $100 investment at the beginning of the period and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS

                                                              MIKASA INC     S&P 500 INDEX       PEER GROUP
                                               25-May-94         $100.00           $100.00          $100.00
                                                  Jun-94         $105.36            $97.58          $101.99
                                                  Sep-94         $117.00           $102.35          $105.92
                                                  Dec-94         $116.97           $102.34          $102.75
                                                  Mar-95         $122.32           $112.30          $107.74
                                                  Jun-95         $106.25           $123.02          $103.39
                                                  Sep-95         $103.57           $132.80          $107.86
DOLLARS                                           Dec-95          $96.43           $140.80          $112.35
                                                  Mar-96          $84.82           $148.35          $125.16
                                                  Jun-96          $78.57           $155.01          $140.18
                                                  Sep-96          $75.89           $159.80          $140.05
                                                  Dec-96          $73.22           $173.12          $144.50
                                                  Mar-97          $80.36           $177.76          $147.79
                                                  Jun-97         $102.24           $208.80          $181.44
                                                  Sep-97          $99.92           $224.44          $190.16
                                                  Dec-97         $106.24           $230.88          $202.94
                                          QUARTERS ENDED

                               COMPANY PROPOSALS

    The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The following persons are nominated for election as directors to hold office for a term of three years expiring at the third succeeding Annual Meeting:

                               George T. Aratani
                             Anthony F. Santarelli

    The nominees listed above are current members of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominees if no directions to the contrary are given. In the event that the nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

    The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   PROPOSAL 2
                          APPROVAL OF THE MIKASA, INC.
                      1998 LONG-TERM STOCK INCENTIVE PLAN

    In April 1998, the Board of Directors of the Company adopted, subject to stockholder approval, the Mikasa, Inc. 1998 Long-Term Stock Incentive Plan (the "1998 Incentive Plan"). The Board believes that attracting, motivating and retaining highly qualified employees and consultants contributes to the growth and success of the Company and that the long-term success of the Company is enhanced by a compensation program which includes long-term incentives relating to stock ownership because such incentives encourage recipients to more closely align their interests with those of the Company's stockholders by relating compensation to increases in stockholder value.

    The 1998 Incentive Plan provides for grants of stock options, stock appreciation rights, stock awards and cash awards to employees and consultants. The 1998 Incentive Plan is intended to replace the existing Mikasa, Inc. Long-Term Incentive Plan (the "Incentive Plan"), which is scheduled to terminate in 1999. If the 1998 Incentive Plan is approved by the Company's stockholders, authority to make further grants under the Incentive Plan will terminate, although previously granted awards under that plan will remain outstanding in accordance with their terms.

    The full text of the 1998 Incentive Plan is attached to this Proxy Statement as Exhibit A. Principal features are described below, but such description is qualified in its entirety by reference to the text.

    The Board recommends that stockholders vote for approval of the 1998 Incentive Plan. Proxies solicited by the Board will be voted in favor of approval unless stockholders specify otherwise in such proxies.

DESCRIPTION OF THE MIKASA, INC. 1998 LONG-TERM STOCK INCENTIVE PLAN

    GENERAL. The purpose of the 1998 Incentive Plan is to promote the longer-term financial success of the Company by providing a means to attract, retain and award individuals who can and do contribute to such success. Grants of stock-based compensation under the 1998 Incentive Plan will encourage the recipients of such awards to further identify their interests with those of the Company's stockholders.

    ELIGIBILITY. The 1998 Incentive Plan provides for the grant of awards to employees of and consultants to the Company and its subsidiaries selected by a committee responsible for administering the plan, subject to limitations contained in the 1998 Incentive Plan. Awards which may be granted under the 1998 Incentive Plan include stock options, including incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), stock awards ("Stock Awards") and cash awards ("Cash Awards").

    While all employees are eligible to receive awards under the plan, the Board of Directors presently contemplates that approximately 50 employees will be among those receiving awards under the 1998 Incentive Plan. No award may be granted under the 1998 Incentive Plan subsequent to the tenth anniversary of the date on which the plan is approved by the Company's stockholders. The number of shares of common stock of the Company, par value $0.01 ("Shares") available for issuance under the 1998 Incentive Plan may not exceed the sum of (i) 1,000,000;
(ii) any Shares available for future awards under the prior Incentive Plan as of the effective date of the 1998 Incentive Plan; and (iii) any Shares represented by awards granted under any prior plan of the Company which are forfeited, expire or are canceled without delivery of Shares or which result in the forfeiture of Shares back to the Company. At April 1, 1998, there were 887,000 shares available for future awards under the Incentive Plan.

    PLAN LIMITATIONS. Additional limitations on awards made under the 1998 Incentive Plan include the following: (i) the maximum number of Shares that may be issued pursuant to ISOs is the total number of Shares available for issuance under the plan; (ii) no more than 900,000 Shares may be issued in conjunction with the grant of Stock Awards; (iii) combined grants of stock options and SARs to any individual may not cover more than 450,000 Shares during any consecutive three calendar years; and (iv) combined grants of Stock Awards and Cash Awards to any individual for a specified performance period, not to exceed sixty consecutive months, may not exceed $5,000,000 in value. The closing price of the Company's Common Stock on March 4, 1998, as reported on the New York Stock Exchange, was $14.375 per share.

    ADMINISTRATION. The 1998 Incentive Plan will be administered by a committee composed of two or more non-employee directors; provided, however, that the Board of Directors may assume, at its sole discretion, administration of the plan. Among other things, the committee may authorize awards to eligible participants, specify the types, terms and conditions of such awards, permit transferability of awards to third parties, interpret the plan's provisions and administer the plan in a manner consistent with its purpose. The committee may delegate to the Chief Executive Officer of the Company the right to allocate awards to persons who are not officers or directors of the Company.

    TYPES OF AWARDS UNDER THE PLAN

        Stock Options. Stock options, including ISOs and NQSOs, may be granted by the committee on such terms, including vesting and payment terms, as it deems appropriate in its discretion; provided that the exercise price shall be not less than 100% of the fair market value of a Share on the applicable date as determined by the committee. Additional limitations are applicable to ISOs granted to holders of 5% or more of the Company's outstanding shares. As is the case with the other types of awards available under the 1998 Incentive Plan, stock options may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by the participant cancels another of the participant's awards. Payment for Shares received on exercise of an option may be made in cash or by such other means as the committee may permit.

        SARs. Participants may receive, at the discretion of the committee, awards of a right to receive payment in cash, Shares or a combination equal to the excess of the aggregate market price at the time of exercise of a specified number of Shares over the aggregate exercise price of the SAR being exercised, such aggregate exercise price being based on the fair market value of a Share on the applicable date as determined by the committee.

        Stock Awards. The committee, in its discretion, may make a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future to a participant on such terms as the committee shall determine.

        Cash Awards. The committee, in its discretion, may make a grant of a right denominated in cash or cash units to receive a payment (in cash, Shares or a combination of both) based on the attainment of pre-established performance goals and such other terms as the committee shall determine.

    PERFORMANCE GOALS. The committee may grant Stock Awards and Cash Awards under such terms and conditions as it deems appropriate, which may include the achievement of certain performance goals. The performance goals the committee may use in determining awards consist of cash generation targets, profits, revenue and market share targets, profitability targets as measured by return ratios, and stockholder returns. The committee may measure performance using a single goal criterion or multiple goal criteria, and such measurement may be based on Company performance, business unit performance and/or performance as compared to that of other publicly-traded companies.

    AMENDMENT AND TERMINATION. The Board of Directors may amend, suspend or terminate the 1998 Incentive Plan at any time; provided, however, that (i) the Share limitations set forth in Sections 3(a) and 3(b) of the Plan cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Section 2(c) of the Plan cannot be changed, unless approved by the Company's stockholders.

    NEW PLAN BENEFITS. Actual awards under the 1998 Incentive Plan cannot be determined at this time. Such awards will depend on the criteria established from time to time by the committee. Information about stock options awarded to the Named Executive Officers under the existing Incentive Plan, which is intended to be replaced by the 1998 Incentive Plan, can be found in the table entitled "Option Grants For Fiscal Year 1997" in the Executive Compensation portion of this Proxy Statement. Had the 1998 Incentive Plan been in effect for the 1997 fiscal year, grants of awards to the Named Executive Officers would have been substantially the same as the grants made under the existing Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES

    Under current Internal Revenue Service Regulations, the federal income tax consequences of awards granted under the Plan are summarized as follows:

    The grant of a stock option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax provisions of the Internal Revenue Regulations may apply), and the Company will not receive a deduction when the ISO is exercised. If the participant does not dispose of the shares acquired on exercise of an ISO within the two-year period beginning on the day after the grant of the ISO or within one year after the transfer of the shares to the participant, the gain or loss on a subsequent sale will be a capital gain or loss to the participant. If the participant disposes of the shares within the two-year or one-year periods described above, the participant generally will realize ordinary income and the Company will be entitled to a corresponding deduction. Upon exercise of an SAR or an NQSO, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date. The Company will receive a corresponding deduction for the same amount.

    With respect to Stock Awards granted under the 1998 Incentive Plan, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received at such time that the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier.

    The tax treatment upon disposition of shares acquired under the 1998 Incentive Plan depends on how long the shares have been held. In the case of shares acquired through exercise of an option, the tax treatment will also depend on whether or not the shares were acquired by exercising an ISO. There will be no tax consequences to the Company upon the disposition of shares acquired under the 1998 Incentive Plan except that the Company may receive a deduction in the case of disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied.

    The Company believes that, upon stockholder approval, compensation received upon the exercise of stock options thereafter granted under the 1998 Incentive Plan will qualify as "performance-based compensation," and that the compensation element related to such exercise will, therefore, be deductible under Section 162(m) of the Code.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to approve the 1998 Incentive Plan. In the event the 1998 Incentive Plan is not approved, the existing Incentive Plan will remain in effect in accordance with its terms.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 4, 1998, with respect to Common Stock of the Company beneficially owned (as defined by applicable rules for proxy statement reporting purposes) by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                                 NUMBER OF SHARES
                                                                                     OF COMMON      PERCENT OF SHARES
NAME                                                                                 STOCK(5)        OF COMMON STOCK
-------------------------------------------------------------------------------  -----------------  -----------------
Alfred J. Blake(1).............................................................        4,028,853             21.1%
George T. Aratani(1)(2)........................................................        2,488,469             13.0
Norman R. Higo(1)(3)...........................................................        1,920,584             10.0
Anthony F. Santarelli(1).......................................................        1,652,038              8.6
Raymond B. Dingman(1)(4).......................................................        1,514,537              7.9
Tadao Yamada(1)................................................................        1,272,463              6.6
Brenda W. Flores...............................................................           82,146                *
Joseph S. Muto.................................................................           18,065                *
Robert H. Hotz.................................................................           12,750                *
Michael Lax....................................................................            3,750                *
All directors and executive officers as a group (9 persons)....................       11,721,192             61.3%

------------------------

*   Less than one percent

(1) The address for Messrs. Blake, Aratani and Higo is 20633 South Fordyce Avenue, Long Beach, California 90810. The address for Messrs. Dingman, Santarelli and Yamada is One Mikasa Drive, Secaucus, New Jersey 07094.

(2) Includes shares held in a trust as to which Mr. Aratani and his wife are trustees.

(3) Includes shares held in a trust as to which Mr. Higo and his wife are trustees.

(4) Includes shares held in a trust as to which Mr. Dingman is the trustee and shares held in another trust as to which Mr. Dingman and his wife are trustees.

(5) Includes options exercisable within 60 days as follows: A. J. Blake--72,500 shares; N. R. Higo--10,000 shares; A. F. Santarelli--65,000 shares; R. B. Dingman--197,500 shares; B. W. Flores--27,500 shares; J. S. Muto--15,000 shares; R. H. Hotz--3,750 shares; Michael Lax--3,750 shares; and all directors and executive officers as a group--395,000 shares.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1997.

                            INDEPENDENT ACCOUNTANTS

    The Company's Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative so desires and to respond to appropriate questions.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

    Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 1999 Annual Meeting must submit such proposal so that it is received by the Company no later than December 23, 1998. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

    Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days prior to the date of the next annual meeting.

                                 OTHER MATTERS

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxyholders with respect to other business that may properly come before the meeting.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report for the year ended December 31, 1997 is being mailed to stockholders together with this Proxy Statement.

    THE COMPANY WILL SEND TO STOCKHOLDERS UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR A COPY SHOULD BE DIRECTED TO THE SECRETARY, MIKASA, INC., 20633 SOUTH FORDYCE AVENUE, LONG BEACH, CALIFORNIA 90810.

    STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          JOSEPH S. MUTO
                                          SECRETARY

Long Beach, California
April 22, 1998

                                                                       EXHIBIT A

                                  MIKASA, INC.

                      1998 LONG-TERM STOCK INCENTIVE PLAN

1. THE PLAN

    (a) PURPOSE. The purpose of this 1998 Long-Term Stock Incentive Plan (the "Plan") is to promote the longer-term financial success of Mikasa, Inc. (the "Company") by providing a means to attract, retain and award individuals who can and do contribute to such success. By using stock-based compensation, the recipients of awards under the Plan will further identify their interests with those of the Company's stockholders.

    (b) EFFECTIVE DATE. To serve this purpose, the Plan will become effective upon its approval by the affirmative vote of a majority of the shares present or represented by proxy at the Company's 1998 Annual Meeting of Stockholders. No award may be granted pursuant to the Plan subsequent to the tenth anniversary of its effective date.

2. ADMINISTRATION

    (a) COMMITTEE. The Plan shall be administered by a Committee, appointed by the Board of Directors of the Company, which shall consist of no less than two of its members, all of whom shall not be current or former employees of the Company (the "Committee"); provided, however, that the Board of Directors of the Company may assume, at its sole discretion, administration of the Plan.

    (b) POWERS AND AUTHORITY. The Committee's powers and authority include, but are not limited to, selecting individuals who are employees of or consultants to the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to third parties; interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose. The Committee may delegate the grant of awards to persons who are not officers or directors to the Chief Executive Officer on such terms as it may determine.

    (c) AWARD PRICES. For Plan purposes, all stock options and stock appreciation rights shall have an exercise price which shall reflect 100% of the fair market value of a share of the common stock of the Company, par value $0.01 ("Share") on the applicable date as determined by the Committee. The applicable date shall be the date on which the award is granted, except that the Committee may provide that the applicable date may be: (i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award.

3. SHARES SUBJECT TO THE PLAN

    (a) MAXIMUM SHARES AVAILABLE FOR DELIVERY. Subject to Section 3(d), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 1,000,000; (ii) any Shares available for future awards under the Company's 1989 Long-Term Incentive Plan as of the effective date of this Plan; and (iii) any Shares that are represented by awards granted under any prior plan of the Company, which are forfeited, expire or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. In addition, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a stock option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a result of acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

    (b) OTHER PLAN LIMITS. Subject to Section 3(d), the following additional maximums are imposed under the Plan. The maximum number of Shares that may be delivered through stock options intended to comply with Section 422 of the Internal Revenue Code ("incentive stock options") shall be equal to the maximum number of shares available for delivery pursuant to the Plan. The maximum number of Shares that may be issued in conjunction with awards granted pursuant to
Section 4(d) shall be 900,000. The maximum number of shares that may be covered by awards granted to any one individual pursuant to Sections 4(b) and 4(c) shall be 450,000 during any consecutive three calendar years. The maximum payment that can be made for awards granted to any one individual pursuant to Sections 4(d) and 4(e) shall be $5,000,000 for any single or combined performance goals established for a specified performance period. If a payment under Sections 4(d) or 4(e) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.

    (c) PAYMENT SHARES. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

    (d) ADJUSTMENTS FOR CORPORATE TRANSACTIONS. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights; as well as make any other adjustments that the Committee determines as equitable.

4. TYPES OF AWARDS

    (a) GENERAL. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to Section 2(c), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

    (b) STOCK OPTION. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than that required by Section 2(c). A stock option may be in the form of an incentive stock option or in a form which does not qualify for favorable federal tax treatment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) crediting towards the purchase price amounts from individuals' deferred compensation account balances, including accrued dividend equivalent balances; or (iv) any combination of the above.

    (c) STOCK APPRECIATION RIGHT. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation rights being exercised.

    (d) STOCK AWARD. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of cash generation targets, profit, revenue and market share targets, profitability targets as measured by return ratios, and stockholder returns. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

    (e) CASH AWARD. A cash award is a right denominated in cash or cash units to receive a payment, which may be in the form of cash, Shares or a combination, based on the attainment of pre-established performance goals and such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall consist of cash generation targets, profits, revenue and market share targets, profitability targets as measured by return ratios and stockholder returns. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes with the measurement based on total Company or business unit performance and/or on performance as compared with that of other publicly-traded companies.

5. AWARD SETTLEMENTS AND PAYMENTS

    (a) DIVIDENDS AND DIVIDEND EQUIVALENTS. An award may contain the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

    (b) PAYMENTS. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6. PLAN AMENDMENT AND TERMINATION

    (a) AMENDMENTS. The Company's Board of Directors may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that (i) the Share limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Section 2(c) cannot be changed, unless such a plan amendment is properly approved by the Company's stockholders.

    (b) PLAN SUSPENSIONS AND TERMINATION. The Board of Directors of the Company may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

7. MISCELLANEOUS

    (a) NO INDIVIDUAL RIGHTS. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

    (b) BINDING ARBITRATION. Any dispute or disagreement regarding participation and/or an award recipient's rights under the Plan shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

    (c) UNFUNDED PLAN. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

    (d) OTHER BENEFIT AND COMPENSATION PROGRAMS. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

    (e) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

    (f) LIMIT ON DISTRIBUTION. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

    (g) TAX WITHHOLDING. Whenever the Company proposes or is required to distribute Shares under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such Shares or, in the discretion of the Committee, the Company may withhold from the Shares to be delivered Shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

                                  DETACH HERE

                                     PROXY

                                  MIKASA, INC.

            20633 SOUTH FORDYCE AVENUE, LONG BEACH, CALIFORNIA 90810

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Raymond B. Dingman and Joseph S. Muto, or either of them, with unlimited power of substitution, as Proxies to represent the undersigned at the Annual Meeting of Stockholders of MIKASA, INC., to be held on Wednesday, May 27, 1998 at the Hyatt Regency Long Beach, 200 South Pine Avenue, Long Beach, California 90802, at 2:00 p.m., or any adjournment or adjournments thereof, and to vote, as directed on the reverse side, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS LISTED, FOR PROPOSAL 2, AND AS
SAID PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
   SIDE                                                          SIDE

                                  DETACH HERE


/X/Please mark
   votes as in
   this example

   1. ELECTION OF DIRECTORS
      NOMINEES:  George T. Aratani and Anthony F. Santarelli

   FOR all nominees   / /        / /  WITHHOLD AUTHORITY
     listed above                       to vote for all
   (except as marked                  Nominees listed above
  to the contrary below)

  --------------------------------------------------------------
  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided above.)


                                              FOR    AGAINST   ABSTAIN
   2. To approve the MIKASA, Inc. 1998      / /       / /       / /
      Long-Term Stock Incentive Plan:

   3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        MARK HERE FOR         / /      MARK HERE IF         / /
     ADDRESS CHANGE AND             YOU PLAN TO ATTEND
        NOTE AT LEFT                   THE MEETING

   PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
   PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED.

   NOTE:  Please sign exactly as your name appears at the left.
   When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

   Signature:                            Date:
            ----------------------------      -----------------------

   Signature:                            Date:
            ----------------------------      -----------------------